Exhibit 10.5

EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

(Gregory Torres)

THIS AGREEMENT (this “Agreement”), is made as of June 29, 2006, by and between National Mentor Holdings, Inc. (the “Company”), and Gregory Torres (“Employee”).

WHEREAS, an Agreement and Plan of Merger has been entered into by and among NMH Holdings, LLC, a Delaware limited liability company (“Parent”), NMH Mergersub, Inc. a Delaware Corporation wholly owned by Parent, and National Mentor Holdings, Inc., a Delaware corporation, pursuant to which the Company shall become a wholly owned subsidiary of Parent (the “Transaction”);

WHEREAS, upon the closing of the Transaction (the date of such closing, the “Closing Date”), the Company desires to retain the services of the Employee and the Employee desires to be so retained by the Company, on the terms and subject to the conditions more fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee agree as follows:

1.             Employment/Duties.

a.             The Company hereby retains the Employee, and the Employee hereby agrees to serve, as a non-executive employee of the Company, on the terms and subject to the conditions of this Agreement. The Employee will, at the request of the Board of Directors or the Chief Executive Officer of the Company (the “CEO”), provide such services, and perform such duties and responsibilities, as may reasonably be requested by the Board or the CEO, as applicable, including, without limitation, as requested, assisting in fostering industry relations for the benefit of the Company and its affiliates and developing Company strategy and internal management. In connection with the performance of Employee’s services hereunder, Employee will be available to perform his services hereunder during normal business hours for a reasonable amount of time, as reasonably determined by the Company, at the request of the Company and/or the Parent.

2.             Term; Termination.

a.             Term. The term of the Employee’s employment under this Agreement (the “Employment Term”) shall commence on Closing Date and shall continue until the earlier of (i) the third anniversary of the Closing Date (the “initial term”) and (ii) an earlier termination, pursuant to Section 2(b) hereof, unless terminated earlier in accordance with the terms of this Agreement. Upon the expiration of the initial term, this Agreement will renew automatically on such date and on each anniversary thereof for a one-year term. If either party desires not to renew the term of the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least sixty (60) days prior to the next renewal date.

b.             Termination. This Agreement and Employee’s employment hereunder may be terminated by the Company or by the Employee at any time for any reason, upon written notice by either party, in which event this Agreement will terminate as of the last day of the month in which such notice is given.

3.             Compensation.

a.             Salary. The Company shall pay Employee a base salary of $100,000 annually (Base Salary”), payable bi-weekly in arrears at the monthly rate of $8,333.33 during the Employment Term, payable on the last day of each month during the Employment Term.

b.             End of Term Bonus. If this Agreement terminates by the mutual consent of the parties hereto, or if the Company terminates this Agreement without Cause (as defined below), the Company shall pay Employee an end of term bonus equal to $100,000 (the “Bonus”), payable bi-weekly in arrears at the monthly rate of $8,333.33 for twelve months after such termination. Employee shall be entitled to the full Bonus, payable in accordance with the preceding sentence, provided that he continues to comply with Sections 6, 7 and 8 hereof.

4.             Expenses. The Employee is authorized to incur reasonable expenses (including, without limitation, reasonable expenditures for supplies, office and administrative expenses, travel, lodging, food and related expenses) while performing the services for which he is retained under this Agreement. The Company shall reimburse the Employee for such expenses upon presentation by the Employee from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

5.             Definitions.

a.             “Cause” shall mean: (A) the commission by the Executive of an act of fraud or embezzlement, (B) the indictment or conviction of the Executive for a (x) felony or (y) a crime involving moral turpitude or a plea by Executive of guilty or nolo contendere involving such a crime (to the extent such crime results in a adverse effect on the business or reputation of the Company), (C) the willful misconduct by the Executive in the performance of Executive’s duties, including any willful misrepresentation or willful concealment by Executive on any report submitted to the Company (or any of its securityholders or subsidiaries) that is other than de minimis, (D) the violation by Executive of a written Company policy regarding substance abuse, sexual harassment or discrimination or any other material written policy of the Company regarding employment, (E) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with Executive’s employment which failure amounts to a material neglect of the Executive’s duties to the Company or any of its subsidiaries, (F) the failure of the Executive to comply with reasonable directives of the Board or the Chief Executive Officer of the Company consistent with the Executive’s duties or (G) the material breach by Executive of any of the provisions of any agreement between Executive, on the one hand, and the Company or a securityholder or an affiliate of the Company, on the other hand.

Notwithstanding the foregoing, with respect to clauses (C), (D), (E), (F) and (G) above, Executive’s termination of employment with the Company shall not be deemed to have been terminated for Cause unless and until Executive has been provided written notice of the Company’s intention to terminate his employment for Cause and the specific facts relied on; ten (10) business days from the receipt of such notice to cure any such conduct or omission giving rise to a termination for Cause; and Executive does not cure any such conduct or omission within such ten-day period.

6.             Nondisclosure of Confidential Information.

a.             Employee will not at any time (whether during or after Employee’s employment with the Company), other than in the ordinary course of performing services for the Company, (x) retain or use for the benefit, purposes or account of Employee or any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information obtained by Employee in connection with the commencement of Employee’s employment with the Company or at any time thereafter during the course of Employee’s employment with the Company — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of the same to the Company on a confidential basis (provided that with respect to such third party Employee knows or reasonably should have known that the third party provided it to the Company on a confidential basis) (“Confidential Information”) without the prior written authorization of the Board of Directors of the Company; provided, however, that in any event Employee shall be permitted to disclose any Confidential Information reasonably necessary (i) to perform Employee’s duties while employed with the Company or (ii) in connection with any litigation or arbitration involving this or any other agreement entered into between Employee and the Company before, on or after the date of this Agreement in connection with any action or proceeding in respect thereof.

b.             Confidential Information shall not include any information that is (i) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties to the extent the Employee knows or reasonably should have known of such breach by such third parties; (ii) made legitimately available to Employee by a third party (unless Employee knows or reasonably should have known that such third party has breached any confidentiality obligation); or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Employee to disclose or make accessible any information; provided that, with respect to clause (iv) Employee, except as otherwise prohibited by law or regulation, shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and shall reasonably cooperate with any attempts by the Company, at its sole cost, to obtain a protective order or similar treatment prior to making such disclosure.

c.             Except as required by law or otherwise set forth in clause (iv) of Section 6(b) above, or unless or until publicly disclosed by the Company, Employee will not disclose to anyone, other than Employee’s immediate family and legal, tax or financial advisors, the existence or contents of this Agreement; provided that Employee may disclose (i) to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms or (ii) in connection with any litigation or arbitration involving this Agreement.

d.             Upon termination of Employee’s employment with the Company for any reason, Employee shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by the Company; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware to the extent such information is in Employee’s possession or control. Notwithstanding anything elsewhere to the contrary, Employee shall be entitled to retain (and not destroy) information showing Employee’s compensation or relating to reimbursement of expenses that Employee reasonably believes is necessary for tax purposes and copies of plans, programs, policies and arrangements of, or other agreements with, the Company addressing Employee’s compensation or employment or termination thereof.

7.             Non-Competition; Non-Solicitation; Non-Interference.

a.             Non-Competition. During the term of Employee’s employment and during the one year immediately following (x) the date of any termination of Employee’s employment with the Company by the Company with or without Cause and (y) if earlier than the date referenced in clause (x) hereof, the date that notice is given by Employee to the Company of Employee’s termination of this Agreement and his performance of services hereunder for any reason (other than due to Employee’s death) (such period, the “Restricted Period”), Employee will not, directly or indirectly:

(i)  engage in any business that competes, wholly or in part, as of the Relevant Date (as defined below), in the provision or sale of acquired brain injury services, therapeutic foster care, other foster care or other home or community based healthcare, therapy, counseling or other educational or human services to people with special needs, or any other businesses that the Company is actively conducting or is actively considering conducting at the time of Employee’s termination of employment (so long as Employee knows or reasonably should have known about such plan(s)), in each case, anywhere in the United States (a “Competitive Business”);

(ii)  enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which is a Competitive Business as of the date Employee enters such employment or renders such services; or

(iii)  acquire a financial interest in, or otherwise become actively involved with, any Competitive Business which is a Competitive Business as of the date of such acquisition or involvement, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or Employee.

(iv)  Notwithstanding the provisions of Section 7(a)(i), (ii) or (iii) above, nothing contained in Section 7(a) shall prohibit Employee from (i) investing, as a passive investor, in any publicly held company provided that Employee’s beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, (ii) entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision, or (iii) providing services to a subsidiary or affiliate of an entity that controls a separate subsidiary or affiliate that is a Competitive Business, so long as the subsidiary or affiliate for which Employee may be providing services is not itself a Competitive Business and Employee is not, as an Employee of such subsidiary or affiliate, engaging in activities that would otherwise cause such subsidiary or affiliate to be deemed a Competitive Business.

b.             Non-Solicitation of Clients. During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting the business of, any investment from, or any opportunity to make an investment in, any client or prospective client of the Company, in all such cases determined as of the Relevant Date (collectively, the “Clients”):

(i)  with whom Employee had personal contact or dealings on behalf of the Company during the one-year period immediately preceding Employee’s termination of employment;

(ii)  with whom employees of the Company reporting to Employee have had personal contact or dealings on behalf of the Company during the one-year period immediately preceding the Employee’s termination of employment; or

(iii)  with whom Employee had direct or indirect responsibility during the one-year period immediately preceding Employee’s termination of employment.

For purposes of this Section 7, the term “Relevant Date” shall mean, during the term of Employee’s employment, any date falling during such time, and, for the period of time during the Restricted Period that falls after the date of any termination of Employee’s employment with the Company, the effective date of termination of Employee’s employment with the Company.

c.             Non-Interference with Business Relationships. During the Restricted Period, Employee will not interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company, on the one hand, and any Client, customers, suppliers, partners, of the Company, on the other hand, in any such case determined as of the Relevant Date.

d.             Non-Solicitation of Employees; Non-Solicitation of Employees. During the term of Employee’s employment and during the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (other than in the ordinary course of Employee’s employment with the Company on the Company’s behalf):

(i)  solicit or encourage any employee of the Company to leave the employment of the Company; or

(ii)  hire any such employee who was employed by the Company as of the date of Employee’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Employee’s employment with the Company; or

(iii)  solicit or encourage to cease to work with the Company any Employee that Employee knows, or reasonably should have known, is then under contract with the Company.

e.             It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.             Intellectual Property.

a.             If Employee has created, invented, designed, developed, contributed to or improved any inventions, intellectual property, discoveries, copyrightable subject matters or other similar work of intellectual property (including without limitation, research, reports, software, databases, systems or applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to or during Employee’s prior and current employment with the Company, that are relevant to or implicated by such employment (“Prior Works”), to the extent Employee has retained or does retain any right in such Prior Work, Employee hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein to the extent of Employee’s rights in such Prior Work for all purposes in connection with the Company’s current and future business.

b.             If Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employee’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Employee shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, and at the Company’s sole expense, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

c.             Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

d.             Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works as set forth in this Section 8. If the Company is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

e.             Except as may otherwise be required under Section 8(a) above, Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party which Employee knows or reasonably should have known is confidential, proprietary or non-public information or intellectual property of such third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, Employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that the Company may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

f.              The provisions of Section 6, 7 and this Section 8 shall survive the termination of Employee’s employment for any reason.

9.             Injunctive Relief. The Employee acknowledges that damages for any breach of Sections 6, 7 and 8 of this Agreement will be difficult to determine and inadequate to remedy the harm that may be caused and, therefore, consents that the restrictions contained in such Sections may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or in equity.

10.           Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11.           Entire Agreement. The provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter.

12.           Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and the Employee.

13.           Assignment; Binding Effect. The Company may assign its rights and delegate its obligations under this Agreement to any successor-in-interest to its business, except such assignment shall not relieve the Company of any of its duties and obligations under this Agreement without Employee’s prior written consent. Except as provided in the previous sentence, neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other and any attempted assignment in violation of this provision shall be void. Subject to the limitations set forth in this Section 13, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the Company and the Employee.

14.           Notice. All notices and other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally, sent by registered or certified mail, (e.g., the equivalent of U.S. registered mail) return receipt requested, postage prepaid, or sent by nationally recognized overnight courier service, addressed as follows:

If to the Company:

National Mentor Holdings, Inc.

c/o Vestar Capital Partners

245 Park Avenue, 41st Floor

New York, NY 10167

Attn: General Counsel

Telecopy: (212) 808-4922

with a copy to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017

Attention:  Alvin Brown, Esq.

(Fax #212-455-2502)

If to the Employee:

To the most recent address of file with Company for the Employee or to such other addresses as a party shall designate in the manner provided in this Section 14. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail or (b) on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service.

15.           Choice of Law. This Agreement shall be governed by and construed in accordance with the law of Massachusetts, without regard to conflicts of laws principles thereof.

16.           Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.           Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first above written.

NATIONAL MENTOR HOLDINGS, INC.

By:	/s/ Edward Murphy
Its:	President and Chief Executive Officer

EMPLOYEE:

/s/ Gregory Torres
Gregory Torres